                                                                   EXHIBIT 10.15




INTER
OFFICE
MEMO


                                    DATE:  May 1, 1997




TO:      Mr. Bob Nelson

FROM:    Sharon L. Rodgers


         I am pleased to inform you that you have been approved to participate in the management incentive plan for fiscal 1997. You will participate in the plan based on an individual percentage award of 40%.

         For fiscal 1997, the amount of your actual incentive award will be based on achievement of Financial Goals, as set forth below.

                                 Financial Goals

         The Financial Goals for your fiscal 1997 award are as follows:

                                                                       Corporate
                                    Avondale Yarns            Operating Earnings
Performance                         Division Income           (Thousands of Dollars)
   Level                            (Thousands of Dollars)               (EBDLIT)
-----------                         ----------------------    ----------------------
     50%                              7,500                               95,000
     75%                             10,000                              100,000
    100%                             12,500                              105,000
    125%                             15,000                              110,000

         100% of your actual incentive award will be based on achievement of Financial Goals, with 75% based on Avondale Yarns Division Income and 25% based on Corporate Operating Earnings (EBDLIT). Your actual incentive award will be determined by multiplying your total base salary paid in fiscal 1997 times 100% of your individual percentage award times the sum of 75% of the Performance Level achieved for Avondale Yarns Division Income and 25% of the Performance Level achieved for Corporate Operating Earnings (EBDLIT) as set forth above and will be calculated by the Company. The Performance Levels will be prorated when final financial results fall between the 50% and 125% levels. No incentive award based on Financial Goals will be paid if the applicable Performance Level is below 50%, and no additional incentive award will be paid for any financial results which exceed the 125% Performance Level.

         The general guidelines of the plan for fiscal 1997 are as follows:

         1. Operating earnings (EBDLIT) will be defined as reported in the Company's financial statements.

         2. Your actual incentive award will be paid on an annual basis, with payment to be made as soon as practical after the fiscal year audit is completed.

         3. No incentive award will be paid if you are not in the employ of the Company on the last day of the fiscal year (effective date of severance must be after fiscal year end).

         4. In the event you are reassigned or given a new position and responsibilities during the fiscal year (promotion or demotion), payment of the incentive award will be determined on a case-by-case basis. The Company reserves the right to deny payment or to reduce the incentive award in the case of demotions.

         Please indicate your understanding of the plan, the performance goals and your potential incentive award by signing and returning this letter to me. A copy is provided for your personal files.



                                                        /s/ Sharon L. Rodgers
                                                        ---------------------
SLR/jwp



Acknowledged:  /s/ Bob Nelson
               --------------

Date:          May 6, 1997
               -----------